Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
March 10, 2025

Broadway Financial Corporation Announces New Board Member

LOS ANGELES, CA – (PR NEWSWIRE) – March 10, 2025 – Broadway Financial Corporation (“Broadway” or the “Company”) (NASDAQ: BYFC), parent company of City First Bank, National Association (the “Bank”), is pleased to announce the appointment of Mary Hentges to its board of directors (the “Board”), effective March 5, 2025, to fill the vacancy on the Board after its size was increased to ten directors.

Ms. Hentges will serve on the Audit Committee of the Board of the Company and the Bank, and on the Risk and Compliance Committee and Internal Asset Review Committee of the Bank.  Ms. Hentges will serve as a member of the class of directors of the Company whose term expires at the Company’s 2026 annual meeting of stockholders.

“We are extremely excited to have Mary join our board of directors,” said Brian Argrett, President and Chief Executive Officer.  “Mary brings valuable knowledge and experience to City First’s outstanding board.  Her passions align with our mission which is instrumental as we continue to focus on execution of our strategic goals and objectives.”

Ms. Hentges was recommended by the Company’s Corporate Governance Committee (the “Governance Committee”) after a thorough review of all of the candidates’ education, experience, employment and credentials.  The Governance Committee conducted a formal search for nominees and considered recommendations from Board members and management of the Company.

Ms. Hentges has served as an Advisor for Jiko Group, Inc., an online bank, since 2019. Previously, Ms. Hentges served as an advising Chief Financial Officer for Noom, Inc., a digital health company, through KongBasile LLC, from November 2022 to December 2023 and as the Interim Chief Financial Officer for ShotSpotter, a precision-policing solutions company, from October 2020 to January 2021.  Ms. Hentges previously served as the Chief Financial Officer of Yapstone, Inc., a financial services company, from 2012 to 2014, the Chief Financial Officer of CBS Interactive, a media company, from 2010 to 2012, and the Chief Financial Officer of PayPal, Inc. from 2003 to 2010.  Ms. Hentges currently serves on the board of directors of Upstart Holdings, Inc. (NASDAQ: UPST), Akili, Inc. (NASDAQ: AKIL), the Kaiser Permanente Bernard J. Tyson School of Medicine, and the Arizona State University Foundation.  Ms. Hentges holds a B.S. in Accounting from Arizona State University.

About Broadway Financial Corporation

Broadway Financial Corporation operates through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading mission-driven bank that serves low-to-moderate income communities within urban areas in Southern California and the Washington, D.C. market.

About the City First Bank

City First Bank offers a variety of commercial real estate loan products, services, and depository accounts that support investments in affordable housing, small businesses, and nonprofit community facilities located within low-to-moderate income neighborhoods.  City First Bank is a Community Development Financial Institution, Minority Depository Institution, Certified B Corp, and a member of the Global Alliance of Banking on Values.

Stockholders, analysts, and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Zack Ibrahim, Chief Financial Officer, (202) 243-7100
Investor.relations@cityfirstbroadway.com